Bottomline Technologies Reports Fourth Quarter Results

19% Revenue Growth and Strong Fourth Quarter Results Complete Successful Year

PORTSMOUTH, N.H. – August 12, 2010 – Bottomline Technologies (NASDAQ: EPAY), a leading provider of collaborative payment, invoice and document automation solutions, today reported financial results for the fourth quarter ended June 30, 2010.

Revenues for the fourth quarter were $41.5 million, an increase of $6.6 million, or 19%, from the fourth quarter of last year.  Subscriptions and transactions revenue increased 54% from the fourth quarter of last year to $11.9 million.

Gross margin for the fourth quarter was $23.0 million, an increase of $3.2 million from the fourth quarter of last year.  Net income for the fourth quarter was $1.1 million, or diluted net income per share of $0.04.

Core net income for the fourth quarter was $6.8 million after excluding acquisition-related and restructuring expenses of $3.3 million and equity-based compensation of $2.3 million.  Core net income increased $1.5 million, or 28%, from the fourth quarter of last year.  Core earnings per share was $0.24 as compared with $0.22 in the fourth quarter of last year.

“Revenue growth of 19% highlighted a very strong quarter capping a very successful fiscal year,” said Rob Eberle, President and CEO of Bottomline Technologies.  “The quarter’s strong financial performance demonstrates our focus on customer needs and our execution against our strategic plan.  Our revenue growth, and in particular our strong growth in recurring revenues, helped drive core net income levels to almost double the prior fiscal year.  In addition, with a larger cash balance we are well positioned to pursue strategic acquisitions to drive additional incremental growth.  As we enter fiscal 2011, we are excited about the prospects for Bottomline Technologies.”

Revenues for the twelve months ended June 30, 2010 increased to $158.0 million as compared with $138.0 million in the same period last year.  Net income for the twelve months ended June 30, 2010 was $4.0 million, or net income per share of $0.15.

Core net income for the twelve months ended June 30, 2010 was $26.7 million after excluding acquisition-related and restructuring expenses of $13.7 million and equity-based compensation of $9.0 million.  Core net income increased $11.8 million or 79% from the twelve months ended June 30, 2009.  Core earnings per share was $0.99 for the twelve months ended June 30, 2010 as compared with $0.62 in the same period last year.

Fourth Quarter Customer Highlights

•
Deepened existing relationships and added new customers utilizing Bottomline solutions to reduce their paper usage and associated environmental impact and to gain greater efficiency, reduce cost and improve control in their payment and document automation processes, including: 1-800-FLOWERS.COM, Accenture, AstraZeneca, Blackrock Financial Management, Capital One Bank, Dell Computers, Estee Lauder, Gucci Group, Hertz Europe Service Center, Hyundai Motor Company, IBM, Marks & Spencer, Motorola, PriceWaterhouseCoopers, Rawlings Sporting Goods and Tesco.

•
Signed five new Legal eXchange customers, including Riverport Insurance and Berkley Risk Administration Co.  Legal eXchange enables increased control, analysis and reporting on legal spend management and vendor management while reducing use of paper and increasing efficiency.

•
Expanded our portfolio of healthcare customers with Bottomline solutions from both new customers and expanding relationships at Advocate Condell Medical Center, Bon Secours Health System, DuBois Regional Medical Center, Elmore Medical Center, Ivinson Memorial Hospital, Montefiore Medical Center, Russell County Hospital, Sharp HealthCare, Sinai Health System, Thomas Jefferson University Hospitals and Wray Community District Hospital and Clinic.

•	A leading Australian bank went live with an upgrade of WebSeries® Global Cash Management, enhancing the solution used by thousands of the bank’s business customers.

Fourth Quarter Strategic Corporate Highlights

•
Completed a follow-on offering raising net proceeds of approximately $57.5 million through the issuance of 4.2 million shares during the quarter putting the company in a strong position to pursue future growth, including through potential acquisitions.

•
Launched Paymode-X™, an electronic order-to-pay network for business.  The new Paymode-X offering represents the combination of Bottomline’s electronic settlement network (formerly PayMode®) and electronic invoicing solution (formerly Bottomline Business eXchange™).  The Paymode-X supplier network encompasses more than 100,000 companies and is the largest and fastest-growing network of its kind.

•	Awarded two patents during the quarter, evidencing Bottomline’s continued innovation and further extending its portfolio of intellectual property.

•
Hosted Bottomline’s Insights Exchange for a group of customers, prospects and thought leaders to focus on industry trends and challenges affecting global banks, financial institutions and corporations.  Trends in treasury, global cash management, financial supply chain automation and industry collaboration were discussed throughout the three day event, a partial list of organizations attending included Bank of America, SWIFT, Lloyds Banking Group, Barclays, Bain & Company, Treasury Strategies and Franklin Templeton Investments.

Bottomline has presented supplemental non-GAAP financial measures as part of this earnings release.  Core net income and core earnings per share are non-GAAP financial measures.  The non-GAAP financial measures exclude certain items, specifically amortization of intangible assets, impairment losses on equity investments, equity-based compensation, acquisition-related expenses and restructuring related costs.  The presentation of this non-GAAP financial information should not be considered in isolation from, or as a substitute for, the financial results presented in accordance with GAAP. Bottomline believes that these supplemental non-GAAP financial measures are useful to investors because they allow for an evaluation of the company with a focus on the performance of its core operations. Bottomline’s executive management team uses these same non-GAAP financial measures internally to assess the ongoing performance of the company.  Since this information is not a GAAP measurement of financial performance, there are material limitations to its usefulness on a stand-alone basis, including the lack of comparability of this presentation to the GAAP financial results of other companies.  Shares used in computing core earnings per share are calculated using the treasury stock method, which assumes full exercise of in-the-money stock options and warrants and full vesting of restricted stock.  A reconciliation of the GAAP results to the non-GAAP results for the three and twelve month periods ended June 30, 2010 and 2009 is as follows:

	Three Months Ended June 30,		Twelve Months Ended June 30,
	(in thousands)		(in thousands)
	2010	2009	2010	2009
GAAP net income (loss)	$1,128	$(3,600)	$3,954	$(12,288)
Amortization of intangible assets	3,265	3,590	13,214	15,563
Equity-based compensation	2,287	3,201	8,956	9,498
Acquisition-related expenses	77	545	585	581
Restructuring expenses	-	1,548	(52)	1,548
Core net income	$6,757	$5,284	$26,657	$14,902

About Bottomline Technologies
Bottomline Technologies (NASDAQ: EPAY) provides collaborative payment, invoice and document automation solutions to corporations, financial institutions and banks around the world. The company’s solutions are used to streamline, automate and manage processes involving payments, invoicing, global cash management, supply chain finance and transactional documents. Organizations trust these solutions to meet their needs for cost reduction, competitive differentiation and optimization of working capital. Headquartered in the United States, Bottomline also maintains offices in Europe and Asia-Pacific. For more information, visit www.bottomline.com.

Bottomline Technologies, WebSeries, Legal eXchange, Paymode-X and the BT logo are trademarks of Bottomline Technologies (de), Inc. which may be registered in certain jurisdictions. All other brand/product names may be  trademarks of their respective owners.

Cautionary Language
This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competition, market demand, technological change, strategic relationships, recent acquisitions, international operations and general economic conditions. For additional discussion of factors that could impact Bottomline Technologies' financial results, refer to the Company's Form 10-K for the year ended June 30, 2009, and any subsequently filed Form 10-Q’s, Form 8-K’s or amendments thereto. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Media Contact:
Kevin Donovan
Bottomline Technologies
603-501-5240
kdonovan@bottomline.com

Bottomline Technologies
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
	Three Months Ended
	June 30,
	2010	2009
Revenues:
Software licenses	$3,200	$2,869
Subscriptions and transactions	11,877	7,728
Service and maintenance	24,426	21,946
Equipment and supplies	1,989	2,340
Total revenues	41,492	34,883

Cost of revenues:
Software licenses	289	225
Subscriptions and transactions (1)	5,916	3,631
Service and maintenance (1)	10,726	9,418
Equipment and supplies	1,524	1,774
Total cost of revenues	18,455	15,048

Gross profit	23,037	19,835

Operating expenses:
Sales and marketing (1)	8,657	8,281
Product development and engineering (1)	5,056	4,694
General and administrative (1)	4,050	6,779
Amortization of intangible assets	3,265	3,590
Total operating expenses	21,028	23,344
Income (loss) from operations	2,009	(3,509)
Other expense, net	(265)	(265)
Income (loss) before income taxes	1,744	(3,774)
Provision (benefit) for income taxes	616	(174)
Net income (loss)	$1,128	$(3,600)
Basic net income (loss) per share attributable to common stockholders	$0.04	$(0.15)
Diluted net income (loss) per share attributable to common stockholders	$0.04	$(0.15)
Shares used in computing basic net income (loss) per share:	27,052	24,212
Shares used in computing diluted net income (loss) per share:	28,608	24,212

Core net income (excludes amortization of intangible assets, acquisition-related expenses, restructuring expenses and stock compensation expense):(2)
Net income	$6,757	$5,284
Diluted net income per share (3)	$0.24	$0.22

(1) Stock-based compensation is allocated as follows:
Cost of revenues: subscriptions and transactions	$90	$53
Cost of revenues: service and maintenance	376	256
Sales and marketing	827	617
Product development and engineering	277	154
General and administrative	717	2,121

(2) Core net income excludes charges for amortization of intangible assets of $3,265 and $3,590, acquisition-related expenses of $77 and $545, restructuring expenses of zero and $1,548, and stock compensation expense of $2,287 and $3,201, for the three months ended June 30, 2010 and 2009, respectively.

(3) Shares used in computing diluted core net income per share were 28,608 and 24,237 for the three months ended June 30, 2010 and 2009, respectively.

Bottomline Technologies
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
	Twelve Months Ended
	June 30,
	2010	2009
Revenues:
Software licenses	$13,607	$13,309
Subscriptions and transactions	41,421	31,196
Service and maintenance	94,379	84,220
Equipment and supplies	8,583	9,289
Total revenues	157,990	138,014

Cost of revenues:
Software licenses	1,082	821
Subscriptions and transactions (1)	20,552	15,272
Service and maintenance (1)	40,772	37,873
Equipment and supplies	6,515	6,875
Total cost of revenues	68,921	60,841

Gross profit	89,069	77,173

Operating expenses:
Sales and marketing (1)	34,013	32,517
Product development and engineering (1)	18,858	20,096
General and administrative (1)	16,383	20,915
Amortization of intangible assets	13,214	15,563
Total operating expenses	82,468	89,091
Income (loss) from operations	6,601	(11,918)
Other (expense) income, net	(93)	443
Income (loss) before income taxes	6,508	(11,475)
Provision for income taxes	2,554	813
Net income (loss)	$3,954	$(12,288)
Basic net income (loss) per share attributable to common stockholders	$0.15	$(0.51)
Diluted net income (loss) per share attributable to common stockholders	$0.15	$(0.51)
Shares used in computing basic net income (loss) per share:	25,552	24,044
Shares used in computing diluted net income (loss) per share:	26,696	24,044

Core net income (excludes amortization of intangible assets, acquisition-related expenses, restructuring expenses and stock compensation expense):(2)
Net income	$26,657	$14,902
Diluted net income per share (3)	$0.99	$0.62

(1) Stock-based compensation is allocated as follows:
Cost of revenues: subscriptions and transactions	$274	$227
Cost of revenues: service and maintenance	1,559	878
Sales and marketing	3,151	2,489
Product development and engineering	1,106	718
General and administrative	2,866	5,186

(2) Core net income excludes charges for amortization of intangible assets of $13,214 and $15,563, acquisition-related expenses of $585 and $581 restructuring expenses of $(52) and $1,548, and stock compensation expense of $8,956 and $9,498, for the twelve months ended June 30, 2010 and 2009, respectively.

(3) Shares used in computing diluted core net income per share were 26,958 and 24,181 for the twelve months ended June 30, 2010 and 2009, respectively.

 Bottomline Technologies
Unaudited Condensed Consolidated Balance Sheets
(in thousands)
	June 30,	June 30,
	2010	2009

Assets
Current assets:
Cash, cash equivalents and short-term investments	$122,809	$50,303
Accounts receivable	26,019	23,118
Other current assets	8,910	5,531
Total current assets	157,738	78,952
Property and equipment, net	14,561	10,106
Intangible assets, net	95,466	89,589
Other assets	1,617	4,504
Total assets	$269,382	$183,151

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$5,857	$5,955
Accrued expenses	9,715	9,290
Deferred revenue	37,461	33,029
Total current liabilities	53,033	48,274
Deferred revenue, non-current	2,738	10,213
Deferred income taxes	1,432	2,263
Other liabilities	1,788	1,852
Total liabilities	58,991	62,602

Stockholders' equity
Common stock	32	27
Additional paid-in-capital	375,700	287,082
Accumulated other comprehensive loss	(9,358)	(4,920)
Treasury stock	(22,657)	(24,360)
Accumulated deficit	(133,326)	(137,280)
Total stockholders' equity	210,391	120,549
Total liabilities and stockholders' equity	$269,382	$183,151